Exhibit 3.13

State of Delaware Secretary of State Division of Corporations Delivered 06:09 PM 05/05/2009 FILED 05:42 PM 05/05/2009 SRV 090432748 - 2832461 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Glencoe U.S. Holdings Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “I” so that, as amended, said Article shall be and read as follows:

The name of the corporation (the “Corporation”) is: RenRe North America Holdings Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provision of 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of May, 2009.

By:	/s/ Nancy K. Self
Authorized Officer

Title:	Assistant Secretary

Name:	Nancy K. Self
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